Exhibit 10.51

AMENDMENT NUMBER SIX

TO THE

HEALTH NET, INC. 401(k) SAVINGS PLAN

(as amended and restated effective January 1, 2001)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of eligible employees of the Company and certain of its affiliates;

WHEREAS, the Company desires to amend the Plan, effective January 1, 2006, (i) to increase the salary deferral contribution limit from 17% to 30%; (ii) to elect the alternative method of satisfying sections 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in sections 401(k)(1) and 401(m)(1) of the Code and (iii) to amend the plan to comply with U.S. Treasury regulations promulgated under sections 401(k) and 401(m) of the Code;

WHEREAS, the Company has the power to amend the Plan pursuant to Section 15.1 thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is amended, effective January 1, 2006, as follows:

1. Section 4.2(a) of the Plan is amended to substitute the number “30” for the number “17” as it appears thrice therein.

2. Section 4.2(c) of the Plan is amended by removing the second and third sentences in their entirety and replacing them with the following:

Catch-Up Contributions shall not be taken into account for purposes of Section 4.3 or 7.5 of the Plan, and shall not be taken into account for any Plan Year for purposes of the actual deferral percentage test and the actual contribution percentage test set forth in Section 4.5(a) and (b) of the Plan. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of sections 401(a)(30), 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416 of the Code, as applicable, by reason of any Catch-up Contributions.

3. Section 4.3(a) of the Plan is amended to delete the phrase “Notwithstanding the provisions of Section 4.2” as it appears in the first sentence thereof.

4. Section 4.3(c) of the Plan is amended to insert the phrase “(adjusted for gains and losses as determined pursuant to applicable regulations)” after the phrase “The Committee shall direct the Trustee to distribute such amount” as it appears in the last sentence thereof.

5. Section 4.4(a) of the Plan is amended in its entirety to read as follows:

(a) Employer Matching Contributions. Subject to the limitations set forth in Sections 4.5, 4.6 and 7.5, each Employer shall contribute for each payroll period on behalf of each Participant, (i) an amount equal to 100 percent (100%) of the Salary Deferral Contributions made on behalf of the Participant for such payroll period, but only to the extent that such Salary Deferral Contributions do not exceed three percent (3%) of such Participant’s Compensation for such payroll period, and (ii) 50 percent (50%) of the Salary Deferral Contributions made on behalf of the Participant for such payroll period, but only to the extent that such Salary Deferral Contributions exceed three percent (3%) but do not exceed five percent (5%) of such Participant’s Compensation for such payroll period. Matching contributions made pursuant to this subsection (a) are intended to meet the safe harbor matching contribution requirement set forth in U.S. Treasury Regulation § 1.401(k)-3(c).

6. Section 4.4(b)(1) of the Plan is amended in its entirety to read as follows:

(1) Supplemental Matching Contributions. Subject to the limitations set forth in Sections 4.5, 4.6 and 7.5, each Employer also shall contribute for each Plan Year on behalf of each Participant a supplemental Matching Contribution equal to the excess of (i) 100 percent (100%) of the Salary Deferral Contributions made on behalf of the Participant for the Plan Year, to the extent that such Salary Deferral Contributions do not exceed three percent (3%) of such Participant’s Compensation for such Plan Year, plus (ii) fifty percent (50%) of the Salary Deferral Contributions made on behalf of the Participant for the Plan Year, to the extent that such Salary Deferral Contributions exceed three percent (3%) but do not exceed five percent (5%) of such Participant’s Compensation for such Plan Year, over the Matching Contributions made on behalf of such Participant pursuant to Section 4.4(a) for such Plan Year.

7. Section 4.5(c)(1) of the Plan is amended in its entirety to read as follows:

(1) The “Average Deferral Percentage” for a Plan Year for a group of Eligible Employees shall be the average of the ratios, calculated separately for each Eligible Employee in the group to the nearest one-hundredth of one percent (.01%), of the employer contributions made for the benefit of such Eligible Employee to the total compensation for such Plan Year paid to such Eligible Employee. For purposes of this paragraph, “employer contributions” shall mean (a) Salary Deferral Contributions, as adjusted pursuant to Section 4.5(d) (including excess contributions amounts other than excess contributions amounts of Eligible Employees who are not Highly Compensated Employees that arise solely from Salary Deferral Contributions made under the Plan or and contributions made pursuant to a qualified cash or deferred arrangement described in section 401(k)(2) of the Code which are not catch-up contributions within the meaning of section 414(v) of the Code under other plans of an Employer) and (b) any qualified nonelective contributions or qualified matching contributions designated by the Employer for this purpose pursuant to Section 4.5(e).

8. Section 4.5(e) of the Plan is amended in its entirety to read as follows:

(e) Designation of Qualified Nonelective Contributions and Qualified Matching Contributions. Each Plan Year, the Committee may require some or all of the Employers to make, to the extent permitted by the Secretary of the U.S. Department of Treasury, a “qualified nonelective contribution,” within the meaning of section 401(m)(4)(C) of the Code, or a “qualified matching contribution,” within the meaning of U.S. Treasury Regulation § 1.401(k)-2(a)(6), to the Plan for purposes of applying the tests set forth in Section 4.5(a) or (b) (or both). Any qualified nonelective contribution to the Plan shall be allocated to the accounts of those Participants who are not highly compensated Employees (as defined in Section 4.5(c)) for the Plan Year with respect to which such qualified nonelective contribution is made and who are actively employed by the contributing Employer on the last day of the Plan Year with respect to which such qualified nonelective contribution is made, in the ratio which each such Participant’s Compensation for such Plan Year bears to the total Compensation of all such Participants for such Plan Year. A qualified matching contribution shall be allocated to the accounts of Participants who are not highly compensated Employees (as defined in Section 4.5(c)) for the Plan Year with respect to which such qualified matching contribution is made and who are actively employed on the last day of the Plan Year with respect to which such qualified matching contribution is made as a percentage of all or a portion of each such Participant’s Salary Deferral Contributions as shall be designated by the Company; provided, however, that such designation shall satisfy the provisions of Treasury Regulation § 1.401(k)-2(a)(6).

9. Section 4.5 of the Plan is amended to insert a new subsection (f) after subsection (e) to read as follows:

(f) Safe Harbor Election. Notwithstanding any provision of Section 4.5 to the contrary, the Plan shall be deemed to have satisfied the actual deferral percentage test of Section 4.5(a) and the actual contribution percentage test of Section 4.5(b) for Plan Years commencing on or after January 1, 2006 as a result of the Company’s election of an alternative method of satisfying the nondiscrimination requirements of sections 401(k) and 401(m) of the Code as set forth in sections 401(k)(12) and 401(m)(11) of the Code; provided, however, that the actual contribution percentage test of Section 4.5(b) shall apply to the extent that any Discretionary Matching Contributions are made pursuant to Section 4.4(b)(2).

10. The second sentence of Section 7.1(a) is amended in its entirety to read as follows:

The accounts maintained for a Participant, to the extent applicable, shall consist of (i) a Profit Sharing Account, to which shall be credited the portion of the Participant’s account balance attributable to Profit Sharing Contributions made prior to the Merger Date and all Profit Sharing Contributions made on behalf of the Participant pursuant to Section 4.1, (ii) a Salary Deferral Contributions Account, to which shall be credited all Salary

Deferral Contributions made pursuant to Section 4.2, (iii) a Post-2005 Matching Contributions Account, to which shall be credited all Matching Contributions made on or after January 1, 2006 pursuant to Section 4.4, (iv) a Pre-2006 Matching Contributions Account to which was credited all Matching Contributions made before January 1, 2006 pursuant to Section 4.4, (v) a Rollover Account, to which shall be credited all Rollover Contributions made pursuant to Article 5, (vi) an After-Tax Account, to which shall be credited all after-tax contributions transferred to the Plan from the FHC Plan and the QualMed Plan (or any other plan qualified under section 401(a) of the Code), (vii) a Qualified Nonelective Contribution Account and (viii) a Qualified Matching Contribution Account.

11. The first sentence of Section 8.1(a) is amended in its entirety to read as follows:

A Participant who terminates employment after the Effective Date shall be entitled upon his termination of employment to the entire balance of the Participant’s Salary Deferral Contributions Account, Rollover Account, After-Tax Account, Qualified Nonelective Contributions Account, Qualified Matching Contributions Account and Post-2005 Matching Contributions Account, and a percentage of his or her Profit Sharing Account and Pre-2006 Matching Contributions Account determined by reference to the number of the Participant’s years of Service, in accordance with the following schedule:

12. The first sentence of Section 8.1(b) appearing before the colon is amended in its entirety to read as follows:

Each Eligible Employee who was a participant in the FHC Plan immediately prior to the effective date of the September 1, 1997 amendment and restatement of the Plan and had commenced employment with an employer in the FHC Plan prior to January 1, 1995 shall be vested in his or her Profit Sharing Account and Pre-2006 Matching Contributions Account in accordance with the following schedule:

13. Section 8.1(c) is amended by deleting the third sentence therein in its entirety.

14. Section 8.2(c)(A) is amended in its entirety as follows:

(A) A financial hardship shall be deemed to exist if the Participant certifies to the 401(k) Administrator that the financial need is on account of:

(i) expenses for (or necessary to obtain) medical care that would be deductible under section 213(a) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(iii) payment of tuition, related educational fees, and room and board expenses for a maximum period of the next 12 months of post-secondary education for the Participant, or the Participant’s spouse, children, or dependents (as defined in section 152 of the Code, and, for taxable years beginning on or after January 1, 2005, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(iv) payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;

(v) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code, and for taxable years beginning on or after January 1, 2005, without regard to section 152(d)(1)(B) of the Code);

(vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(vii) such other immediate and heavy financial needs as determined by the Commissioner of the Internal Revenue Service and announced by publication of revenue rulings, notices or other documents of general applicability.

15. Section 8.2(c)(B) is amended in its entirety as follows:

(B) A Participant may request a hardship distribution only to the extent the amount of the distribution is not in excess of the amount required to satisfy the financial need and the need cannot be relieved from other resources that are reasonably available to the Participant. The Participant shall be required to submit any supporting documentation as may be requested by the 401(k) Administrator.

16. Section 8.2(c)(C) is amended in its entirety as follows:

(C) A distribution shall be deemed necessary to satisfy an immediate and heavy financial need if (i) the Participant has obtained all other currently available distributions (including withdrawals from the Participant’s After-Tax Account and Rollover Account), other than hardship distributions, and non-taxable (at the time of the loan) loans available under the Plan and all other plans maintained by an Employer, and (ii) the Participant is prohibited under the terms of the Plan or an otherwise legally enforceable agreement from making any elective contributions and employee contributions to the Plan and all other plans maintained by an Employer until the first payroll period following the first Entry Date which is at least 6 months after the date of the hardship distribution. Such a Participant may elect to re-commence making Salary Deferral Contributions in accordance with the procedures established by the 401(k) Administrator pursuant to Section 4.2.

17. Section 8.9(c) is amended in its entirety as follows:

(c) Sale of Assets or Subsidiary. Such a Participant who has not incurred a Separation from Service (as hereinafter defined) and has not attained age 59 1/2 as of the date his or her employment with an Employer terminates shall be eligible to receive a distribution of his or her Salary Deferral Contribution Account in accordance with Section 8.5(d) only if the Successive Employer does not maintain the Plan after the Participant’s employment terminates, within the meaning of U.S. Treasury Regulation § 1.401(k)-1(d)(2).

18. Section 8.9(f)(i) is amended in its entirety as follows:

(i) “Separation from Service” shall mean the date on which a Participant has a “severance from employment” with the meaning of section 401(k)(2)(B)(i)(I) of the Code. The determination of whether a Participant has incurred a Separation from Service shall be made by the Committee in its sole and absolute discretion and shall be conclusive and binding on all persons.

19. Section 9.6(e) is amended by deleting the second sentence in its entirety and replacing it with the following:

Furthermore, any such contributions shall not be taken into account for purposes of the average deferral percentage test or average contribution percentage test described in Section 4.5(a) and (b).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 21 day of December, 2005.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Karin D. Mayhew

Its:	Senior Vice President, Organization
Effectiveness